Exhibit 99.1

PayPal Reports Strong First Quarter Results

23% FX-Neutral growth in Revenue
GAAP EPS increased 43% to $0.30 and non-GAAP EPS 28% on a pro forma basis to $0.37

SAN JOSE, Calif. - April 27, 2016 - Global technology platform and payments leader PayPal Holdings, Inc. (Nasdaq: PYPL) today announced results for the first quarter ended March 31, 2016. For the quarter, PayPal gained market share, expanded its customer base, deepened engagement with merchants and consumers and delivered on its financial commitments.

Financial highlights for the first quarter include:

•	Revenue growth of 19% to $2.544 billion, or 23% on a foreign currency neutral (FX-neutral) non-GAAP pro forma basis

•	GAAP operating margin of 16%, up 90 basis points, non-GAAP operating margin of 21%, down 70 basis points on a pro forma basis

•	GAAP earnings per diluted share (EPS) growth of 43% to $0.30, non-GAAP EPS growth of 28% on a pro forma basis to $0.37

•	Operating cash flow of $738 million, free cash flow of $605 million

•	Repurchased 17 million shares of common stock at an average price of $35

Operating highlights for the first quarter include:

•	4.5 million active customer accounts added, ending the quarter with 184 million

•	1.4 billion transactions processed, up 26%

•	28 payment transactions per active account on a trailing twelve month basis, up 12%

•	$81 billion in total payment volume (TPV), up 31% on an FX-neutral basis

"Our first quarter results continue to demonstrate the power of our global payments platform to attract and engage consumers, increasing our global scale and in turn attracting new merchants and partners to PayPal,” said Dan Schulman, President and CEO of PayPal. “Our focus on payments and ability to innovate for merchants and consumers continues to differentiate PayPal and drive our growth in a dynamic and competitive environment.”

Gaining Market Share and New Merchant Customers

In the first quarter, PayPal gained market share and extended its leadership position. PayPal processed $81 billion in TPV, representing FX-neutral growth of 31%, which was faster than the growth rate of e-commerce. Merchant services TPV growth accelerated to 39% on an FX-neutral basis, and represented 82% of overall TPV for the quarter. PayPal processed $21 billion in mobile payment volume, up 54%, representing 26% of TPV for the quarter.
Venmo, the company’s social payments platform, processed $3.2 billion of TPV, up 154% year-over-year.
PayPal added powerful new merchants to the platform, ending the quarter with more than 14 million active merchant accounts. The list of leading brands choosing PayPal now includes Air France, Crate and Barrel, Fresh Direct, Panera Bread, Sephora, and Woolworths in Australia. PayPal extended its partnership with Alibaba Wholesaler during the quarter to include new countries and additional merchants.

Expanding PayPal’s Customer Base and Deepening Engagement

As PayPal continues to grow larger and more relevant in customers' daily lives, the company demonstrated another strong quarter of customer acquisition, adding new consumers and merchants to the platform. The company grew its active account base by 4.5 million in the first quarter, ending the quarter with 184 million active customer accounts.

Consumers and merchants are engaged at higher levels than ever before. In the first quarter, the company processed 1.4 billion payment transactions, which translates to 28 payment transactions per active account, an increase from 25 transactions per active account in the same period last year.

Launching Innovative Products

PayPal continues to roll out the Pay with Venmo pilot. Early customer feedback has validated the demand for Venmo as a way to pay in apps that millennials use, and PayPal plans to make the product more available to merchants and consumers later this year.

PayPal expanded its One Touch product to an additional 121 markets, making it available in 144 markets. One Touch is one of the most rapidly adopted products launched by PayPal, with approximately 21 million consumers having opted-in globally and over 1 million merchants having enabled One Touch.

The company launched PayPal Commerce, a set of contextual commerce tools, which are currently in beta, that allows merchants to securely sell across email, social shares, blogs, articles, ads, in-page, in-app and anywhere consumers are online or on their mobile devices.

PayPal launched its new mobile app simultaneously in 145 markets with a simpler and more personal experience for consumers. The company celebrated the tenth anniversary of PayPal revolutionizing and transforming mobile payments. Over the past decade, PayPal processed $175 billion in mobile TPV, demonstrating the company’s role as a driving force in making money more available and accessible via mobile devices.

Extending Our Global Reach

PayPal continued integrating Xoom into its payments platform, accelerating growth in the global remittances market. Xoom has expanded its services to 11 more countries, with two additional countries coming soon. The 13 new countries will include markets like Haiti, Nigeria and Slovakia. Xoom also announced an integration with M-Pesa in Kenya. Xoom is a leader in mobile remittances with more than two-thirds of transactions happening on mobile devices.

PayPal announced a partnership during the quarter with one of Europe’s largest mobile carriers, Vodafone, that will allow millions of PayPal’s European customers to fund payments on Android smartphones at Visa contactless terminals using the Vodafone Wallet. The experience is now live in its first market, Spain.

First Quarter 2016 Financial Highlights

	First Quarter
(presented in millions, except per share data and percentages)	2016	2015	YoY Growth		FX-Neutral YoY Growth
Total Payment Volume (TPV)	$81,056	$63,021	$18,035	29%	31%
GAAP
Net revenues	$2,544	$2,137	$407	19%	23%
Net income	$365	$255	$110	43%	N/A
Earnings per diluted share	$0.30	$0.21	$0.09	43%	N/A
Non-GAAP Pro Forma
Net revenues	$2,544	$2,134	$410	19%	23%
Net income	$452	$353	$99	28%	N/A
Earnings per diluted share	$0.37	$0.29	$0.08	28%	N/A

Other Selected Financial and Operational Results

Operating Margin - GAAP operating margin for the first quarter of 2016 increased to 16.0%, compared to 15.1% for the same period last year. Non-GAAP operating margin decreased to 21.1%, compared to non-GAAP pro forma operating margin of 21.8% for the same period last year.

Taxes - The GAAP effective tax rate for the first quarter of 2016 was 13.5%, compared to 20.6% for the first quarter of 2015. The non-GAAP effective tax rate was 18.1%, compared to the non-GAAP pro forma effective tax rate of 23.9% for the first quarter of 2015.

Cash Flow - PayPal generated $738 million of operating cash flow and $605 million of free cash flow during the first quarter of 2016.

Cash and Cash Equivalents and Investments - PayPal’s cash and cash equivalents and investments totaled $6.4 billion at March 31, 2016.

2016 Financial Guidance

Full Year 2016

•	PayPal reiterates full year 2016 guidance.

•
PayPal expects net revenues to grow 16% - 19% on an FX-neutral basis, and 14% - 16% at current spot rates to a range of $10.5 to $10.7 billion. PayPal anticipates that currency will be an approximate 3 point headwind on net revenues.

•	PayPal expects GAAP earnings per diluted share in the range of $1.09 - $1.14 and non-GAAP earnings per diluted share in the range of $1.45 - $1.50.

•
Estimated non-GAAP amounts above for the twelve months ending December 31, 2016, reflect adjustments of approximately $585 - $615 million in the aggregate that primarily exclude estimates of the following items: stock-based compensation expense, employer payroll taxes on stock-based compensation, and amortization of acquired intangible assets.

Second Quarter 2016

•
PayPal expects net revenues to grow 16% - 18% on an FX-neutral basis, and 12% - 14% at current spot rates to a range of $2.570 to $2.620 billion. PayPal anticipates that currency will be an approximate 4 point headwind on net revenues. As previously disclosed, PayPal expects an approximate 6 point decline in revenue growth from the first quarter to the second quarter of 2016, primarily as a result of the revenue recognized in the second quarter of 2015 from the sale of a portion of its credit receivables and its amended agreement with Synchrony Financial in 2015.

•	PayPal expects GAAP earnings per diluted share in the range of $0.25 - $0.27 and non-GAAP earnings per diluted share in the range of $0.34 - $0.36.

•
Estimated non-GAAP amounts above for the three months ending June 30, 2016, reflect adjustments of approximately $150 - $170 million in the aggregate that primarily exclude estimates of the following items: stock-based compensation expense, employer payroll taxes on stock-based compensation, and amortization of acquired intangible assets.

Guidance net revenue growth rates represent year-over-year comparisons versus non-GAAP pro forma measures. Please see "Non-GAAP Financial Measures" and "Non-GAAP Measures of Financial Performance" for important additional information.

Quarterly Conference Call and Webcast

PayPal Holdings, Inc. will host a conference call to discuss first quarter 2016 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP and non-GAAP pro forma measures to their most directly comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investor.paypal-corp.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

PayPal Holdings, Inc. uses its Investor Relations website at https://investor.paypal-corp.com, its PayPal Stories Blog https://www.paypal.com/stories/us, Twitter handle (@PayPal) and LinkedIn page https://www.linkedin.com/company/paypal as a means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, SEC filings, public conference calls and webcasts.

About PayPal

At PayPal (Nasdaq:PYPL), we put people at the center of everything we do. Founded in 1998, we continue to be at the forefront of the digital payments revolution. PayPal gives people better ways to manage and move their money, offering them choice and flexibility in how they are able to send money, pay or get paid. We operate an open, secure and technology agnostic payments platform that businesses use to securely transact with their customers online, in stores and increasingly on mobile devices. In 2015, 28% of the 4.9 billion payments we processed were made on a mobile device. With our 184 million active customer accounts, PayPal is a truly global payments platform that is available to people in more than 200 markets, allowing customers to get paid in more than 100 currencies, withdraw funds to their bank accounts in 57 currencies and hold balances in their PayPal accounts in 26 currencies. For more information on PayPal, visit https://www.paypal.com/about. For PYPL financial information, visit https://investor.paypal-corp.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. In addition, the company has included certain pro forma adjustments in its presentation of non-GAAP net revenue, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP operating margin in this presentation (collectively referred to as “non-GAAP pro forma measures”). These adjustments reflect items that are factually supportable, directly attributable to the separation of the company from eBay Inc. on July 17, 2015, and expected to have a continuing impact on the company’s results of operations. The company has included these pro forma adjustments because management believes that they help to facilitate comparisons of the company’s operating results between periods. In discussing year-over-year comparisons, including guidance net revenue growth rates, the company has chosen to present non-GAAP pro forma measures because it believes that these measures provide investors a consistent basis for reviewing the company’s performance across different periods. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flow to Free Cash Flow,” “Reconciliation of GAAP Operating Margin to Non-GAAP Pro Forma Operating Margin, GAAP Net Income to Non-GAAP Pro Forma Net Income, and GAAP Diluted EPS to Non-GAAP Pro Forma Diluted EPS,” and “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of PayPal Holdings, Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for second quarter and the full year 2016 and future growth in the company’s businesses. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any regional general economic downturn or crisis and any conditions that affect e-commerce growth; fluctuations in foreign currency exchange rates; the competitive, regulatory, payment card association-related and other risks specific to the company's PayPal, PayPal Credit, Braintree, Venmo, Xoom and Paydiant products, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to payments and financial services come into effect; the company's ability to successfully react to the increasing importance of mobile payments and mobile commerce; the company's ability to deal with the increasingly competitive environment for its businesses, including competition for consumers and merchants; the company's need and ability to manage other regulatory, tax and litigation risks as its products and services are offered in more jurisdictions and applicable laws become more restrictive; changes to the company's capital allocation or management of operating cash; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; any changes the company may make to its product offerings; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; the company's ability to maintain stability and performance of its Payment Platform while adding new products and features in a timely fashion; and the company's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's annual report on Form 10-K, and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.paypal-corp.com or the SEC's website at www.sec.gov. All information in this release is as of April 27, 2016. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

PayPal

Investor Relations Contacts
Gabrielle Rabinovitch	Tracey Ford
Senior Director, Investor Relations	Senior Director, Investor Relations
grabinovitch@paypal.com	tford@paypal.com

Media Relations Contact
Martha Cass, 416-860-6213
Senior Director, Corporate Communications
mcass@paypal.com

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Balance Sheet

	March 31, 2016	December 31, 2015
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$2,583	$1,393
Short-term investments	2,184	2,018
Accounts receivable, net	159	137
Loans and interest receivable, net	4,224	4,184
Funds receivable and customer accounts	12,232	12,261
Prepaid expenses and other current assets	586	655
Total current assets	21,968	20,648
Long-term investments	1,661	2,348
Property and equipment, net	1,345	1,344
Goodwill	4,071	4,069
Intangible assets, net	320	358
Other assets	105	114
Total assets	$29,470	$28,881
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$158	$145
Funds payable and amounts due to customers	13,032	12,261
Accrued expenses and other current liabilities	1,145	1,179
Income taxes payable	27	32
Total current liabilities	14,362	13,617
Deferred tax liability and other long-term liabilities	1,510	1,505
Total liabilities	15,872	15,122
Equity:
Common stock, $0.0001 par value; 4,000 shares authorized; 1,208 and 1,224 outstanding	—	—
Treasury stock at cost, 17 shares as of March 31, 2016	(596)	—
Additional paid-in-capital	13,188	13,100
Retained earnings	1,033	668
Accumulated other comprehensive (loss) income	(27)	(9)
Total equity	13,598	13,759
Total liabilities and equity	$29,470	$28,881

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Statement of Income

	Three Months Ended March 31,
	2016	2015
	(In millions, except per share amounts)

Net revenues	$2,544	$2,137
Operating expenses:
Transaction expense	752	575
Transaction and loan losses	255	178
Customer support and operations(1)	296	249
Sales and marketing (1)	233	222
Product development (1)	195	185
General and administrative (1)	231	217
Depreciation and amortization (1)	175	141
Restructuring	—	48
Total operating expenses	2,137	1,815
Operating income	407	322
Other income (expense), net	15	(1)
Income before income taxes	422	321
Income tax expense	57	66
Net income	$365	$255
Net income per share:
Basic	$0.30	$0.21
Diluted	$0.30	$0.21
Weighted average shares:
Basic	1,216	1,218
Diluted	1,225	1,224

(1) Includes stock-based compensation as follows:
Customer support and operations	18	13
Sales and marketing	16	13
Product development	33	29
General and administrative	27	22
Depreciation and amortization	1	2
	$95	$79

PayPal Holdings, Inc.
Unaudited Condensed Combined and Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2016	2015
	(In millions)

Cash flows from operating activities:
Net income	$365	$255
Adjustments:
Transaction and loan losses	255	178
Depreciation and amortization	174	141
Stock-based compensation	95	79
Deferred income taxes	22	49
Excess tax benefits from stock-based compensation	(1)	(8)
Gain on sale of principal loans receivable held for sale	(6)	—
Changes in assets and liabilities:
Accounts receivable	(22)	12
Receivable from eBay	—	(38)
Principal loans receivable held for sale, net	6	—
Accounts payable	13	13
Payable to eBay	—	(113)
Income taxes payable	(5)	42
Other assets and liabilities	(158)	(66)
Net cash provided by operating activities	738	544
Cash flows from investing activities:
Purchases of property and equipment	(133)	(194)
Changes in principal loans receivable, net	(120)	(19)
Purchases of investments	(4,091)	(2,361)
Maturities and sales of investments	4,196	2,570
Acquisitions, net of cash acquired	(19)	—
Funds receivable and customer accounts	492	(527)
Notes and receivable from eBay	—	(56)
Net cash provided by (used in) investing activities	325	(587)
Cash flows from financing activities:
Proceeds from issuance of common stock	6	—
Purchases of treasury stock	(596)	—
Excess tax benefits from stock-based compensation	1	8
Contribution from (to) eBay	—	17
Tax withholdings related to net share settlements of restricted stock units and restricted stock awards	(15)	—
Borrowings (repayments) under financing arrangements	(21)	(119)
Funds payable and amounts due to customers	738	333
Net cash provided by financing activities	113	239
Effect of exchange rate changes on cash and cash equivalents	14	(32)
Net increase in cash and cash equivalents	1,190	164
Cash and cash equivalents at beginning of period	1,393	2,201
Cash and cash equivalents at end of period	$2,583	$2,365
Supplemental cash flow disclosures:
Cash paid for interest	$1	$7
Cash paid for income taxes	$24	$5

PayPal Holdings, Inc.
Unaudited Summary of Combined and Consolidated Net Revenues

We earn revenue from the following types of transactions:

•
Transaction revenues: Net transaction fees charged to consumers and merchants based on the volume of activity processed through our Payments Platform, including our PayPal, PayPal Credit, Venmo, Braintree and Xoom products.

•
Other value added services: Net revenues derived principally from interest and fees earned on our PayPal Credit loans receivable portfolio, subscription fees, gateway fees, gain on sale of participation interest in certain consumer loans receivable, revenue share we earn through partnerships, interest earned on certain PayPal customer account balances, fees earned through our Paydiant products and other services that we provide to consumers and merchants.

Net Revenues by Type	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
	(In millions, except percentages)
Transaction revenues(1)	2,238	2,262	1,982	1,966	1,911
Current quarter vs prior quarter	(1)%	14%	1%	3%	(3)%
Current quarter vs prior year quarter	17%	15%	13%	15%	14%
Percentage of total	88%	88%	88%	86%	90%

Other value added services(1)	306	294	276	327	223
Current quarter vs prior quarter	4%	7%	(16)%	47%	(1)%
Current quarter vs prior year quarter	37%	30%	25%	21%	12%
Percentage of total	12%	12%	12%	14%	10%

Total net revenues(1)	$2,544	$2,556	$2,258	$2,293	$2,134
Current quarter vs prior quarter	—%	13%	(2)%	7%	(3)%
Current quarter vs prior year quarter	19%	17%	15%	16%	14%
(1) Q1'15 - Q2'15 net revenues are presented on a non-GAAP pro forma basis to reflect the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay. For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in the press release.

Net Revenues by Geography	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
	(In millions, except percentages)
U.S. net revenues(1)(2)	$1,343	$1,302	$1,138	$1,167	$1,028
Current quarter vs prior quarter	3%	14%	(2)%	14%	(1)%
Current quarter vs prior year quarter	31%	25%	20%	19%	14%
Percent of total	53%	51%	50%	51%	48%

International net revenues(1)(2)	1,201	1,254	1,120	1,126	1,106
Current quarter vs prior quarter	(4)%	12%	(1)%	2%	(4)%
Current quarter vs prior year quarter	9%	9%	9%	13%	14%
(FXN) Current quarter vs prior year quarter	15%	18%	17%	18%	20%
Percent of total	47%	49%	50%	49%	52%

Total net revenues(1)(2)	$2,544	$2,556	$2,258	$2,293	$2,134
Current quarter vs prior quarter	—%	13%	(2)%	7%	(3)%
Current quarter vs prior year quarter	19%	17%	15%	16%	14%
(FXN) Current quarter vs prior year quarter	23%	21%	19%	19%	17%
(1) Net revenues are attributed to U.S. and international geographies primarily based upon the country in which the merchant is located, or in the case of a cross border transaction, may be earned from each of the respective countries in which the consumer and merchant reside. Net revenues earned from value added services are typically attributed to the country in which either the consumer or the merchant reside.

(2) Q1'15 - Q2'15 net revenues are presented on a non-GAAP pro forma basis to reflect the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay. For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in the press release.

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
	(In millions, except percentages)
Active customer accounts(1)	184	179	173	169	165
Current quarter vs prior quarter	2%	4%	2%	2%	2%
Current quarter vs prior year quarter	11%	11%	10%	11%	11%

Number of payment transactions(2)	1,414	1,428	1,216	1,161	1,123
Current quarter vs prior quarter	(1)%	17%	5%	3%	(2)%
Current quarter vs prior year quarter	26%	25%	25%	25%	22%

Payment transactions per active account(3)	28.4	27.5	26.9	26.1	25.2
Current quarter vs prior quarter	3%	2%	3%	3%	3%
Current quarter vs prior year quarter	12%	12%	12%	11%	9%

Total Payment Volume(4)	$81,056	$81,523	$69,738	$67,482	$63,021
Current quarter vs prior quarter	(1)%	17%	3%	7%	(5)%
Current quarter vs prior year quarter	29%	23%	20%	19%	17%
(FXN) Current quarter vs prior year quarter	31%	29%	27%	27%	25%

Transaction Expense Rate(5)	0.93%	0.92%	0.93%	0.94%	0.91%
Transaction and Loan Loss Rate(6)	0.31%	0.30%	0.29%	0.29%	0.30%
Transaction Margin(7)	60.4%	61.1%	62.3%	63.8%	64.2%
(1) An active customer account is a registered account that successfully sent or received at least one payment or payment reversal through our Payments Platform, excluding transactions processed through our gateway and Paydiant products, in the past 12 months.
(2) Payment transactions is the total number of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(3) Number of payment transactions per active customer account reflects the total number of payment transactions within the previous 12 month period, divided by active customer accounts at the end of the period.
(4) Total Payment Volume or “TPV” is the value of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(5) Transaction expense rate is calculated by dividing transaction expense by TPV.
(6) Transaction and loan loss rate is calculated by dividing transaction and loan loss by TPV.
(7) Transaction margin is total revenue less transaction expense and transaction and loan loss, divided by total revenue.
Q1'15 - Q2'15 transaction expense rate, transaction and loan loss rate, and transaction margin include the impact of pro forma adjustments directly attributable to the separation of the company from eBay Inc. on July 17, 2015 had they existed historically.

PayPal Holdings, Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. In addition, the company has included certain pro forma adjustments in its presentation of non-GAAP net revenue, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP operating margin in this presentation (collectively referred to as “non-GAAP pro forma measures”). These adjustments reflect items that are factually supportable, directly attributable to the separation of the company from eBay Inc. on July 17, 2015, and expected to have a continuing impact on the company’s results of operations. The company has included these pro forma adjustments because management believes that they help to facilitate comparisons of the company’s operating results between periods. In discussing year-over-year comparisons, the company has chosen to present non-GAAP pro forma measures because it believes that these measures provide investors a consistent basis for reviewing the company’s performance across different periods.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, certain effects of the separation from eBay, certain gains and losses on investments, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This consists of expenses for equity awards under our equity incentive plans. We exclude stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on our stock price and the timing and size of exercises and vesting of equity awards, over which management has limited to no control, and as such management does not believe it correlates to the operation of our business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.
Restructuring. These consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the Company’s core operating results.  These expenses are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.  The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Separation. These are significant expenses related to the separation of PayPal from eBay Inc. into an independent publicly traded company. These consist primarily of third-party consulting fees, legal fees, employee retention payments and other income and expenses incurred to complete the separation.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
The company also uses free cash flow, a non-GAAP measure. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

In addition to the non-GAAP measures discussed above, the Company also analyzes certain measures, including revenue and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The Company believes that changes in foreign currency exchange rates are not indicative of the Company’s operations and evaluating growth in revenue and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities.

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended March 31,
	2016	2015
	(In millions, except percentages)
	(unaudited)
GAAP operating income	$407	$322
Stock-based compensation expense and related employer payroll taxes	96	82
Separation	—	5
Restructuring	—	48
Amortization of acquired intangible assets	34	16
Total non-GAAP operating income adjustments	130	151
Non-GAAP operating income	$537	$473
Non-GAAP operating margin	21.1%	22.1%

Reconciliation of GAAP Net Income to Non-GAAP Net Income,
GAAP Diluted EPS to Non-GAAP Diluted EPS,
and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended March 31,
	2016	2015
	(In millions, except percentages)
GAAP income before income taxes	$422	$321
GAAP provision for income taxes	57	66
GAAP net income	365	255
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	130	151
Tax effect of non-GAAP adjustments	(43)	(46)
Non-GAAP net income	$452	$360

Non-GAAP net income per diluted share	$0.37	$0.29
Shares used in non-GAAP diluted share calculation(1)(2)	1,225	1,224

GAAP effective tax rate	14%	21%
Tax effect of non-GAAP adjustments to net income	4%	3%
Non-GAAP effective tax rate	18%	24%
(1) Non-GAAP net income per diluted share for the three months ended March 31, 2015 is based on the number of shares of PayPal common stock outstanding on July 17, 2015, the distribution date from eBay.
(2) Non-GAAP net income per diluted share for the three months ended March 31, 2016 is based on the weighted average number of common shares outstanding for the period.

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended March 31,
	2016	2015
	(In millions/unaudited)
Net cash provided by operating activities	$738	$544
Less: Purchases of property and equipment	(133)	(194)
Free cash flow	$605	$350

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Pro Forma Operating Margin,
GAAP Net Income to Non-GAAP Pro Forma Net Income,
and GAAP Diluted EPS to Non-GAAP Pro Forma Diluted EPS

	Three Months Ended March 31, 2015
	GAAP		Non-GAAP Entries		Non-GAAP		Pro Forma Adjustments		Non-GAAP Pro Forma
	(In millions, except percentages and per share amounts/unaudited)
Net revenues	$2,137		—		$2,137		$(3)	(g)	$2,134
Operating expenses:
Transaction expense	575		—		575		—		575
Transaction and loan losses	178		—		178		10	(h)	188
Customer support and operations	249		(13)	(a)	235		3	(h)(i)(j)	238
			(1)	(f)
Sales and marketing	222		(13)	(a)	209		(13)	(l)	196
Product development	185		(29)	(a)	156		—		156
General and administrative	217		(22)	(a)	188		1	(h)	189
			(3)	(b)
			(4)	(f)
Depreciation and amortization	141		(2)	(a)	123		4	(k)	127
			(16)	(c)
Restructuring	48		(48)	(e)	—		—		—
Total operating expense	1,815		(151)		1,664		5		1,669
Operating income	322		151		473		(8)		465
Other income (expense), net	(1)		—		(1)		—		(1)
Income before income taxes	321		151		472		(8)		464
Income tax expense	66		46	(d)	112		(1)	(m)	111
Net income (loss)	$255		$105		$360		$(7)		$353

Net income (loss) per share:
Basic	$0.21				$0.30				$0.29
Diluted	$0.21				$0.29				$0.29

Weighted average shares:
Basic	1,218	(n)			1,218	(n)			1,218	(n)
Diluted	1,224	(n)			1,224	(n)			1,224	(n)

Operating margin	15%		7%		22%		—%		22%
Effective tax rate	21%		3%		24%		—%		24%
Notes
(a) Stock-based compensation expense
(b) Employer payroll taxes on stock-based compensation
(c) Amortization of acquired intangible assets
(d) Income taxes associated with certain non-GAAP entries
(e) Restructuring charges
(f) Separation related
(g) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.
(h) Reflects the effect of the Protection program losses and service costs that were historically reimbursed to PayPal by eBay for the administration of eBay’s customer protection programs. Following the distribution, this program is no longer being administered by PayPal, and therefore these costs will not be reimbursed by eBay. PayPal’s customer protection programs have been extended to its customers’ purchases on eBay, and therefore PayPal expects to incur incremental costs associated with its customer protection programs.
(i) Reflects the impact of additional costs for shared data centers and information technology facilities, except for the facilities in Phoenix, Arizona, and Denver, Colorado, that will continue to be managed by eBay after the separation pursuant to the colocation services agreements.
(j) Reflects the reversal of historically allocated amounts from eBay to PayPal related to data center facilities in Phoenix, Arizona, and Denver, Colorado, pursuant to the colocation services agreements.
(k) Reflects depreciation expense related to data center facilities in Phoenix, Arizona, and Denver, Colorado, pursuant to the colocation services agreements.
(l) Reflects the net reduction of costs charged to PayPal by eBay for referral services and user penetration.
(m) Reflects the tax effect of pro forma adjustments using the respective statutory tax rate for the quarter ended March 31, 2015.
(n) The weighted average number of common shares outstanding for basic and diluted earnings per share for the period is based on the number of shares of PayPal common stock outstanding as of July 17, 2015, the distribution date from eBay.

Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type,
and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography

Net Revenues by Type	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
	(In millions/unaudited)
Transaction revenues	$2,238	$2,262	$1,982	$1,970	$1,914
Pro forma adjustment(1)	—	—	—	(4)	(3)
Pro forma transaction revenues	2,238	2,262	1,982	1,966	1,911

Other value added services	$306	$294	$276	$327	$223
Pro forma adjustment(1)	—	—	—	—	—
Pro forma other value added services	306	294	276	327	223

Total net revenues	$2,544	$2,556	$2,258	$2,297	$2,137
Pro forma adjustment(1)	—	—	—	(4)	(3)
Total pro forma net revenues	2,544	2,556	2,258	2,293	2,134
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.

Net Revenues by Geography	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
	(In millions/unaudited)
U.S. net revenues	$1,343	$1,302	$1,138	$1,170	$1,030
Pro forma adjustment(1)	—	—	—	(3)	(2)
Total pro forma U.S. net revenues	1,343	1,302	1,138	1,167	1,028

International net revenues	$1,201	$1,254	$1,120	$1,127	$1,107
Pro forma adjustment(1)	—	—	—	(1)	(1)
Total pro forma International net revenues	1,201	1,254	1,120	1,126	1,106

Total net revenues	$2,544	$2,556	$2,258	$2,297	$2,137
Pro forma adjustment(1)	—	—	—	(4)	(3)
Total pro forma net revenues	2,544	2,556	2,258	2,293	2,134
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.